Exhibit 99.1

EXPRESS, INC. RESPONDS TO NOTICE OF NON-COMPLIANCE WITH NYSE

MINIMUM SHARE PRICE CONTINUED LISTING STANDARD

Columbus, Ohio – March 30, 2023 – Express, Inc. (NYSE: EXPR) (the “Company”) announced today that the New York Stock Exchange (NYSE) has notified the Company that it is no longer in compliance with the NYSE’s continued listing minimum price criteria set forth in Section 802.01C of the NYSE’s Listed Company Manual, which requires listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period.

The Company received written notice of the non-compliance on March 28, 2023. In accordance with NYSE rules, the Company has a period of six months from receipt of the notice to regain compliance with the NYSE’s continued listing minimum price criteria. The notice has no immediate impact on the listing of the Company’s common stock, which will remain listed and traded on the NYSE during this period, subject to the Company’s compliance with the other continued listing requirements of the NYSE.

Under NYSE rules, the Company can regain compliance at any time during the six-month cure period if on the last trading day of any calendar month during the cure period the Company’s common stock has (i) a closing share price of at least $1.00 and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

In accordance with the NYSE’s rules, the Company plans to formally notify the NYSE of its intent to cure the deficiency, which may include, if necessary, effecting a reverse stock split, subject to Board and stockholder approval.

The NYSE notification does not affect the ongoing business operations of the Company or its reporting requirements with the Securities and Exchange Commission nor does it trigger any violation of its debt obligations.

About EXPR

EXPR is a fashion retail company whose business includes an omnichannel operating platform, physical and online stores, and a multi-brand portfolio that includes Express and UpWest. The Express brand launched in 1980 with the idea that style, quality and value should all be found in one place. Today, Express is a brand with a purpose - We Create Confidence. We Inspire Self-Expression. - powered by a styling community. UpWest launched in 2019 with a purpose to Provide Comfort for People & Planet.

The Company has approximately 540 Express retail and Express Factory Outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app; and 13 UpWest retail stores and the UpWest.com online store. EXPR is traded on the NYSE under the symbol EXPR. For more information about our Company, please visit www.express.com/investors and for more information about our brands, please visit www.express.com or www.upwest.com.

Forward-Looking Statements

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to (1) guidance and expectations, including statements regarding expected operating margins, comparable sales, effective tax rates, interest income, net income, diluted earnings per share, cash tax refunds, liquidity, EBITDA, free cash flow, eCommerce demand, and capital expenditures, (2) statements regarding expected store openings, store closures, store conversions, and gross square footage, and (3) statements regarding the Company’s strategy, plans, and initiatives, including, but not limited to, results expected from such strategy, plans, and initiatives. You can identify these forward-looking statements by the use of words in the future tense and statements accompanied by words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “estimates,” “anticipates,” “opportunity,” “leads” or the negative version of these words or other comparable words. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company’s control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) the COVID-19 pandemic and any future impact on our business operations, store traffic, employee availability, financial condition, liquidity and cash flow; (3) geopolitical risks, including impacts from the ongoing conflict between Russia and Ukraine and increased tensions between China and Taiwan; (4) our ability to operate our business efficiently, manage capital expenditures and costs, and obtain financing when required; (5) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (6) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including our product offerings relative to customer demand, the mix of merchandise we sell, promotions, and inventory levels; (7) customer traffic at malls, shopping centers, and at our stores; (8) competition from other retailers; (9) our dependence on a strong brand image; (10) our ability to adapt to changing consumer behavior and develop and maintain a relevant and reliable omni-channel experience for our customers, including our efforts to optimize our omni-channel platform through our partnership with WHP Global; (11) the failure or breach of information systems upon which we rely; (12) our ability to protect customer data from fraud and theft; (13) our dependence upon third parties to manufacture all of our merchandise; (14) changes in the cost of raw materials, labor, and freight; (15) supply chain or other business disruption, including as a result of the coronavirus; (16) our dependence upon key executive management; (17) our ability to execute our growth strategy, EXPRESSway Forward, including engaging our customers and acquiring new ones, executing with precision to accelerate sales and profitability, creating great product and reinvigorating our brand; (18) our substantial lease obligations; (19) our reliance on third parties to provide us with certain key services for our business; (20) impairment charges on long-lived assets; (21) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (22) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (23) restrictions imposed on us under the terms of our asset-based loan facility, including restrictions on the ability to effect share repurchases; (24) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rate; (25) changes in tariff rates; (26) natural disasters, extreme weather, public health issues, including pandemics, fire, acts of terrorism or war and other events that cause business interruption, and

(27) risks related to our partnership with WHP Global. These factors should not be construed as exhaustive and should be read in conjunction with the additional information concerning these and other factors in Express, Inc.’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

INVESTOR CONTACT

Greg Johnson

VP, Investor Relations

gjohnson@express.com

(614) 474-4890